Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. of our report dated March 4, 2016 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Heritage Oaks Bancorp and Subsidiaries for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in this joint proxy statement/prospectus.

/s/ Crowe Horwath LLP

Sacramento, California
February 21, 2017